Exhibit 99.1

China Agritech, Inc. Announces Financial Results for Fourth Quarter and Full Year 2008

- Teleconference to Begin at 8:00 a.m. EDT on Wednesday, April 1, 2009 -

BEIJING, March 31, 2009-- China Agritech, Inc. (OTC Bulletin Board: CAGC) (“China Agritech” or the “Company”), a leading national liquid and granular organic compound fertilizer manufacturer and distributor in China, today announced its financial results for fourth quarter and full year ended December 31, 2008.

Financial Highlights

➢	2008 net sales were $45.2 million compared with $38.0 million in 2007
➢	Gross margin was 45.0% compared with 50.2% in 2007
➢	2008 net income was $8.6 million, or diluted EPS of $0.35, compared with $8.5 million, or diluted EPS of $0.39 in 2007
➢	Cash as of December 31, 2008 was $12.0 million
➢	Net working capital as of December 31, 2008 was $61.5 million
➢	No bank debt as of December 31, 2008
➢	Shareholders’ equity as of December 31, 2008 was $62.8 million compared with $50.8 million as of December 31, 2007

“2008 marked a strategic move in our organic compound fertilizer product,” Mr. Yu Chang, Chairman, President and CEO of China Agritech, said. “As a market leader in China’s liquid organic fertilizer business, we launched our granular fertilizer products, which broaden what we offer to help farmers increase crop yields and preserve the fertility of the soil. In addition, we believe granular organic fertilizers will help us maintain a market-leading position within organic fertilizers because they present a much bigger market for us than liquid fertilizers.”

Mr. Chang continued, “With the completion of our 100,000-ton-per-year granular plant in Anhui this month, I am pleased we are close to fulfilling our strategic repositioning in the organic fertilizer market.  With our national sales network and our strategic production locations in Northeast, Eastern and Western China, we can now market our expanded line of organic fertilizer products in China’s big agricultural provinces. We also believe we are well-positioned to benefit from the recent increase in the Chinese government’s agricultural subsidies and increased crop reserves to help increase farmers’ income. Further, local governments are supporting the growing use of organic fertilizers, which surpass chemical fertilizers in safety, efficacy and environmental friendliness. We believe that these policies supported by the Chinese government will continue to be favorable to us as the Chinese government continues to seek ways to increase farmers’ income and encourages the growth of diversified crops, especially organic food. Lastly, as our new facility in Anhui is close to commercial launch, we expect granular fertilizers sales to ramp up in 2009. ”

Fourth Quarter 2008 Results

For the fourth quarter of 2008, the Company recorded net sales of $7.2 million compared with $7.9 million in the fourth quarter of 2007. Sales are seasonal, with the fourth quarter historically experiencing weak demand. Net sales in the 2008 fourth quarter were also affected by a cumulative accounting reclassification that turned marketing rebates from selling expenses into sales discounts to net off the Company’s sales.  Also, a greater sales discount was offered to encourage payment during the fourth quarter.  Excluding the impact of the reclassification and higher discount, net sales in the 2008 fourth quarter would have approximated the sales in the same quarter in 2007.

Gross profit was $2.7 million compared with $2.6 million in the fourth quarter of 2007. Gross margin was 37.7% compared with 33.1% in the fourth quarter of 2007.

Selling expenses were negative $646,822, compared with negative $505,612 in the fourth quarter of 2007. The negative selling expenses resulted from the change in the accounting treatment mentioned above.

General and administrative expenses were $1.6 million compared with $670,000 in the fourth quarter of 2007. The increase was primarily due to one-time, non-recurring professional fees related to the acquisition of the 10% interest in Pacific Dragon Fertilizer Limited, higher administrative fees related to the Company establishing new sales regions with associated expenses related to new plant construction, the cost of SOX compliance, provision for doubtful accounts, technical consultation and testing for new products, and the hiring of the new CFO  and the appointment of three new independent directors in the fourth quarter of 2008.

Operating income was $1.8 million compared with $2.5 million in the fourth quarter of 2007.
The decrease was primarily attributable to the higher general and administrative expenses.

The effective tax rate was 38.0% compared with 35.8% in the fourth quarter of 2007 due to the relatively higher profit contribution and tax liability from the Company’s only tax-paying subsidiary and due to a net operating loss in other tax jurisdictions where no benefit was realized.

Net income was $1.1 million compared with $1.5 million in the fourth quarter of 2007. Diluted EPS was $0.04 compared with $0.06 in the fourth quarter of 2008.

Full Year 2008 Results

For the year 2008, net sales grew 19% to $45.2 million from $38.0 million in 2007. The sales increase was primarily generated by the planned expansion into new geographic territories, particularly the southern and central regions of China, as well as sales of the newly launched organic granular fertilizers during the 2008 third quarter from an outsourced supplier.

Gross profit was $20.4 million compared with $19.1 million in 2007. The gross margin was 45.0% compared with 50.2% in 2007. The gross margin decline was primarily due to higher raw material prices, a change in product mix due to sales of lower-margin granular fertilizers in the third quarter of 2008.

Total operating expenses were $6.6 million compared with $4.1 million in 2007. Our general and administrative expenses were $4.3 million for the year ended December 31, 2008, as compared to $2.4 million for the year ended December 31, 2007. Our operating and administrative expenses consist primarily of rental expenses, salaries, business development, depreciation and travel expenses, and legal and professional expenses. The increase was primarily attributable to higher investment in marketing as the Company penetrated new sales regions and had related new plant construction, one time non-recurring professional fees related to the acquisition of the 10% interest in Pacific Dragon Fertilizer Limited, higher transportation costs as a result of an increase in fuel prices, the cost of SOX compliance, provision for doubtful accounts, technical consultation and testing for new products, the hiring of the new CFO and the appointment of three independent directors to strengthen corporate governance of the Company.

Operating income in 2008 was $13.7 million compared with $14.9 million in 2007. The decline was due to lower gross profit combined with the higher operating expenses mentioned above.

The effective tax rate was 29.7% compared with 35.9% in 2007. The improvement was due to the change in Chinese tax laws resulting in a decrease in the corporate tax rate from 33% to 25%, which took effect on January 1, 2008.

Net income was $8.6 million in 2008 compared with $8.5 million in 2007. Diluted EPS was $0.35 compared with $0.39 in 2007, with 12.6% greater number of shares outstanding as of December 31, 2008 compared with the number of shares outstanding as of December 31, 2007.

As of December 31, 2008, the Company had cash and cash equivalents of $12.0 million compared with $11.8 million at the end of 2007. The current ratio was approximately 13.5 to 1 with no long-term liabilities at the 2008 year end. Net working capital was $61.5 million compared with $50.6 million at the end of 2007. Total shareholders’ equity was $62.8 million compared with $50.9 million in 2007.

As of December 31, 2008, the Company had total diluted shares outstanding of approximately 24.7 million compared with 21.9 million at the end of 2007 due to the additional 5.6 million shares issued in the 2007 private placement which raised approximately $15 million.

Mr. Chang said, “For 2009, China Agritech will focus on generating greater positive cash flow and has initiated new credit evaluation procedures and greater payment collection efforts. Additionally, we have established shorter payment terms with our granular customers than our liquid customers, which can also help to improve our overall accounts receivable. Management is closely monitoring expenses and has already initiated a salary-and-hiring freeze to improve profits and preserve cash. Lastly, we are considering incentive programs based on increasing shareholder value to reward performance, and to align management’s and shareholders’ interests.”

Operational Highlights

On February 17, 2009, the Company announced that its wholly owned subsidiary, Tailong Holding Company Limited (“Tailong”), signed definitive agreements to purchase the remaining 10% equity interest in Pacific Dragon Fertilizer Co., Ltd. (''Pacific Dragon'') from Yinlong Industrial Co., Ltd.  The total consideration was $7.98 million, as determined by the accounting firm, KPMG New York, using the fair-value evaluation method. The transaction is expected to increase the Company's 2009 after-tax earnings by approximately $0.05 per share. The Company has just received the necessary approval from the Ministry of Commerce of the People’s Republic of China and expects to obtain the business license to complete this acquisition in the near future. The transaction is expected to close in early April 2009.

On March 13, 2009, Mr. Ming Fang Zhu became the Company’s Chief Operating Officer. He joined Beijing Agritech Fertilizer Co., Ltd., a wholly owned subsidiary of the Company, in January 2006 as VP of Strategic Development and he became President in April 2007 until March 2009. Prior to Agritech, Mr. Zhu held senior management positions in a number of companies in China. Mr. Zhu holds a bachelor’s degree in physics, a master’s degree in economics, as well as a law degree. He is also is a state-certified Economist in China.

On March 16, 2009, the Company announced it had completed the construction and testing of its first facility for granular organic compound fertilizers in China. Located in Anhui Province, the facility is expected to begin production in April 2009. The new granular production line has a designed annual production capacity of 100,000 tons. We obtained the production license and fertilizer registration from the local government in Anhui Province. The Beijing facility, which the company initially built for granular manufacturing, will now be converted into an R&D and core ingredients supply center.

Other Events

Between March 11, 2009 and March 13, 2009, Mr. Yu Chang, Chairman, President and CEO of the Company, purchased a total of 27,012 common shares. One of the directors, Ms. Xiaorong Teng, also purchased 20,000 common shares. These purchases were made in accordance with  Rule 10b-18 of the Securities and Exchange Act of 1934, as amended.

Mr. Chang said, “While we are focusing on building a strong organic fertilizer company to capture greater market share in China, we believe the current stock price does not reflect our long-term value. Our goal is to build long-term shareholder value. We will continue to consider implementing a company share buy back program as a way to preserve and enhance our shareholder value, if there is an opportunity.”

Business Outlook

For the full year 2009, the Company is expecting net sales to be approximately $60 million and net income to be approximately $9.5 million.

These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Mr. Chang concluded, “In 2009, we will leverage our R&D platform to further broaden our product offerings. Our goal is to use our market leading position to continue to grow our sales of humic-acid based organic fertilizers through our existing national sales network and our distribution partnership with Sinochem. On the export front, we see good potential as we take advantage of the Chinese government’s new preferential export policies of increased VAT refund. I am confident that with our proprietary granular products, national distribution and manufacturing capacity and favorable government policies to develop the rural economy, China Agritech is well positioned for a profitable growth year in 2009.”

Conference Call Information

The Company will host a conference call, to be simultaneously Webcast, on Wednesday, April 1, 2009, at 8:00 a.m. Eastern Daylight Time, or 8:00 p.m. Beijing Time. To participate, please call + 1 866 - 519-4004 (North America) or + 1 -800 - 819-0121 (China). Conference ID # 93151614

A live Webcast of the conference call will be available on China Agritech’s Website at http://www.chinaagritechinc.com. Please visit the Website at least 15 minutes early to register for the Webcast and download any necessary audio software.

A replay of the call will be available through Wednesday, April, 15, 2009 at 11:59 p.m. EDT. To access, dial +1  612-8235-5000. Conference ID Number: 93151614.

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacturing and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 26 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes”, “expects" or similar expressions regarding statements, including, but not limited to, the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Kelviz Lim Kok Siak
Investor Relations
China Agritech, Inc.
Tel:   +86-10-5962-1220
Email: kelviz@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss / Mr. Valentine Ding
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: ktheiss@hfgcg.com
           vding@hfgcg.com

- tables to follow -

CHINA AGRITECH, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2008	DECEMBER 31, 2007
	(AUDITED)	(AUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$11,952,235	$11,841,221
Restricted cash	-	2,011,415
Accounts receivable, net	34,773,115	21,876,368
Inventories	6,452,618	3,508,741
Advances to suppliers	10,795,357	12,343,255
Prepayments and other receivables	2,484,346	1,242,693

Total Current Assets	66,457,671	52,823,693
Property and equipment, net	4,496,045	3,798,958
Deposit for equipment	749,799	-
Construction in progress	961,551	-

Total Assets	72,665,066	56,622,651

LIABILITIES AND STOCKHOLDERS’S EQUITY

Current Liabilities
Accounts payable	3,327,281	41,146
Accrued expenses and other payables	221,954	229,049
Amount due to related parties	-	352,505
Taxes payable	1,388,897	1,650,243

Total Current Liabilities	4,938,132	2,272,943

Minority Interest	4,928,434	3,465,724

Commitments	-	-

Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares authorized, 24,699,615 shares issued and outstanding as of December 31,2008 and December 31,2007	24,700	24,700

Additional paid in capital	26,148,879	26,135,914
Statutory reserve	5,425,407	4,299,653
Accumulated other comprehensive income	5,837,917	2,578,107
Retained earnings	25,361,597	17,845,610

Total Stockholders' Equity	62,798,500	50,883,984

Total Liabilities and Stockholders' Equity	72,665,066	56,622,651

CHINA AGRITECH, INC. AND SUBSIDIARIES CONSOLIDATED INCOME STATEMENTS

	THREE MONTHS PERIODS ENDED DECEMBER 31,		12 MONTHS PERIODS ENDED DECEMBER 31,
	(Audited)		(Audited)
	2008	2007	2008	2007
Net sales	$7,156,465	$7,934,150	$45,240,212	$38,008,580
Cost of sales	(4,460,320)	(5,307,861)	(24,889,387)	(18,939,725)
Gross profit	2,696,144	2,626,289	20,350,825	19,068,855
Operating expenses
Selling expenses	646,822	505,612	(2,369,763)	(1,723,869)
Operating and administrative expenses	(1,561,923)	(670,314)	(4,265,655)	(2,418,895)
Total operating expenses	(915,101)	(164,702)	(6,635,418)	(4,142,764)
Income from operations	1,781,044	2,461,587	13,715,407	14,926,091
Other income (expense)	(27,295)	14,073	(56,165)	(40,548)
Interest income	6,082	114,637	91,984	152,400
Exchange gain (loss)	278,888	32,425	231,326	(271)
Total other income (expense)	257,675	161,135	267,145	111,581

Income before income taxes and minority interest	2,038,719	2,622,722	13,982,552	15,037,672
Provision for income taxes	(775,797)	(938,932)	(4,151,782)	(5,391,464)
Income before minority interests	1,262,922	1,683,790	9,830,770	9,646,208
Minority interests	(198,452)	(232,114)	(1,189,029)	(1,117,583)
Net income	1,064,470	1,451,676	8,641,741	8,528,625
Other comprehensive income
Foreign currency translation adjustment	(14,078)	622,391	3,259,810	1,976,819
Comprehensive income	1,050,392	2,074,067	11,901,551	10,505,444
Basic weighted average shares outstanding	24,699,615	24,811,761	24,699,615	21,868,338

Basic net earnings per share	0.04	0.06	0.35	0.39
Diluted weighted average shares outstanding	24,699,615	24,811,761	24,699,615	21,929,031

Diluted net earnings per share	0.04	0.06	0.35	0.39

CHINA AGRITECH, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 MONTHS PERIODS ENDED DECEMBER 31,
	2008	2007
	(Audited)	(Audited)
Cash flows from operating activities:
Net income	$8,641,741	$8,528,625
Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation	12,965	37,942
Minority interest	1,189,029	1,117,583
Depreciation and amortization	549,341	390,736
Provision for doubtful debts	195,616	57,745
(Increase) decrease in current assets:
Accounts receivable	(11,306,241)	(9,333,639)
Inventories	(2,638,273)	(2,186,497)
Advances to suppliers	1,668,798	(3,626,775)
Prepayments and other receivable	(1,503,874)	(455,699)
Due from shareholders	-	22,532
Increase (decrease) in current liabilities:
Accounts payable	3,226,288	(357,627)
Taxes payable	(375,076)	532,043
Accrued expenses and other payables	(553,730)	625,851
Net cash used in operating activities	(893,416)	(4,647,180)

Cash flows from investing activities:
Acquisition of property & equipment	(951,588)	(1,429,517)
Construction in progress	(966,168)	-
Restricted cash	11,415	88,821
Net cash used in investing activities	(1,906,341)	(1,340,696)

Cash flows from financing activities:
Amount held in escrow account	2,000,000	(2,000,000)
Issuance of shares for cash	-	13,484,478
Net cash provided by financing activities	2,000,000	11,484,478
Net (decrease) in cash and cash equivalents	(799,757)	5,496,602

Effect of exchange rate change on cash and cash equivalents	910,771	(85,390)

Cash and cash equivalents, beginning of year	11,841,221	6,430,009
Cash and cash equivalents, end of year	11,952,235	11,841,221

Supplement disclosure of cash flow information:
Income taxes paid	4,437,384	5,266,039
Cash from issue of common stock placed in escrow account	-	2,000,000

Non-cash Investment and Financing Activity:
Offset of amounts due to/from stockholders	320,666	-

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